                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                        SENTO CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JULY 18, 2000

                               SENTO CORPORATION

    You are cordially invited to attend the Annual Meeting of Shareholders of Sento Corporation (the "Company"), which will be held on Tuesday, July 18, 2000 at 10 a.m., at the Company's corporate offices located at 808 East Utah Valley Drive, American Fork, Utah 84003 (the "Annual Meeting"), for the following purposes, which are more fully described in the Proxy Statement accompanying this Notice:

    (i) To elect five directors of the Company, each to serve until the 2001 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified;

    (ii) To consider and vote upon a proposal to ratify and approve an amendment to the Sento Corporation 1996 Employee Stock Purchase Plan (Amended and Restated) (the "Plan") to increase the maximum number of shares of Common Stock, par value $.25 per share, of the Company available for issuance under the Plan from 200,000 to 500,000;

   (iii) To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2001; and

    (iv) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on June 16, 2000 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

    All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote, sign, date and return the enclosed Proxy as promptly as possible in the enclosed postage-prepaid envelope. Shareholders attending the Annual Meeting may vote in person even if they have returned a Proxy.

By Order of the Board of Directors

/s/ Stanley J. Cutler

Stanley J. Cutler
SECRETARY

June 19, 2000

                                   IMPORTANT

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND DESIRE TO VOTE YOUR SHARES PERSONALLY.

                               SENTO CORPORATION
                           808 EAST UTAH VALLEY DRIVE
                           AMERICAN FORK, UTAH 84003

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                 JULY 18, 2000

                            SOLICITATION OF PROXIES

    This Proxy Statement is being furnished to the shareholders of Sento Corporation, a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies from holders of outstanding shares of the Company's common stock, par value $.25 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held Tuesday, July 18, 2000 and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about June 19, 2000.

    The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone, facsimile transmission, e-mail or web posting. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Common Stock for the forwarding of solicitation materials to such beneficial owners and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

                                     VOTING

RECORD DATE

    The Board of Directors has fixed the close of business on June 16, 2000 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 8,339,393 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. Accordingly, 8,330,393 votes are entitled to be cast on each matter submitted to a vote at the Annual Meeting.

PROXIES

    Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted (i) FOR the election of each of the five director nominees; (ii) FOR the proposal to amend the Sento Corporation 1996 Employee Stock Purchase Plan (Amended and Restated) (the "Plan") to increase the maximum number of shares of Common Stock available for issuance under the Plan from 200,000 to 500,000; (iii) FOR the ratification of the appointment by the Board of Directors of Ernst & Young LLP to be the independent auditors of the Company for the fiscal year ending March 31, 2001; and (iv) in the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting.

    A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

REQUIRED VOTE

    A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by properly executed proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on a particular matter, will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Under Utah corporate law and the Articles of Incorporation and Bylaws of the Company, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against such proposal.

    In the election of directors, the five nominees receiving the highest number of votes will be elected. For approval of the proposal to amend the Sento Corporation 1996 Employee Stock Purchase Plan (Amended and Restated), the votes cast in favor of such proposal must exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against any matter considered at the Annual Meeting.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

    At the Annual Meeting, five directors of the Company constituting the entire Board of Directors are to be elected to serve until the next annual meeting of shareholders and until their successors shall be duly elected and qualified. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The five nominees receiving the highest number of votes at the Annual Meeting will be elected. Certain information with respect to each nominee for director is set forth below.

NAME                                  AGE                        POSITION                     DIRECTOR SINCE
----                                --------   ---------------------------------------------  --------------
Kieth E. Sorenson.................     51      Chairman of the Board                               1997

                                               President, Chief Executive Officer and
Dennis L. Herrick.................     57      Director                                            2000

Gary B. Filler....................     59      Acting Chief Financial Officer and Director         1998

Kim A. Cooper.....................     41      Director                                            1999

Lyndon L. Ricks...................     44      Director                                            1999

    KIETH E. SORENSON has served as Chairman of the Board of the Company since December 1, 1997. Mr. Sorenson served as President and Chief Executive Officer of the Company from December 1, 1997 to April 22, 1999. Prior to joining the Company, Mr. Sorenson was the founder of Truevision, Inc. (formerly RasterOps), a publicly traded multi-media, graphics and video company. From 1993 to 1997, he was a managing partner of Sorenson, Thomas & Co. and President, CEO and Chairman of Truevision, Inc., of which he continued to serve as a director until January 1999. From 1979 to 1987, he was employed by Ramtek, Inc., a Silicon Valley pioneer in computer graphics as Vice President of Engineering and Product Marketing. He is also currently the owner of Avtronix, a private aviation electronics manufacturing company, and a director of Sumeria, a developer of CD-ROM titles.

    DENNIS L. HERRICK joined the Company as President and Chief Executive Officer, and as a member of the Board of Directors in March 2000. Prior to joining Sento he was President and Chief Executive Officer of I-Lease Inc., a provider of Internet based marketing tools for equipment leasing companies from June 1999 to March 2000. From November 1995 to March 1998 Mr. Herrick was Vice President of US Operations for Americ Disc, a manufacturer and distributor of compact disks. From September 1993 until November 1995, he was a founder and Chief Operating Officer of Triptych CD, a CDROM start-up, which was subsequently sold to Americ Disc. Concurrently, from January 1991 until April 1994,
Mr. Herrick served as President of SJ Packaging Corporation, an offset printing company. Prior to 1991 Mr. Herrick was Vice President and General Manager of Data Products Europe for Xidex Corporation, a manufacturer and distributor of storage media products.

    GARY B. FILLER has served as a director of the Company since August 1998 and as Acting Chief Financial Officer of the Company since March 1999. Prior to joining the Company, he was Senior Vice President and Chief Financial Officer of Diamond Multimedia Systems, Inc., a manufacturer of graphics boards and modems, from January 1995 to September 1996. From June 1994 to January 1995, Mr. Filler was a business consultant and private investor. From February 1994 until June 1994, he served as Executive Vice President and Chief Financial Officer of ASK Group, Inc., a computer systems company. Mr. Filler was Chairman of the Board of Seagate Technology, Inc., a manufacturer and distributor of data storage, retrieval and management products ("Seagate"), from September 1991 until October 1992, and was Vice Chairman of the Board of Seagate from October 1990 until September 1991. Mr. Filler currently serves as Co-Chairman of the Board of Seagate and as a director of Seagate Software, Inc., a subsidiary of Seagate.

    KIM A. COOPER was appointed to serve as a director of Sento in August 1999. Mr. Cooper is currently the Chairman of the Board and Chief Executive Officer of Digital Harbor International, Inc., a component software developer of JAVA applications ("Digital Harbor"), positions he has held since founding Digital Harbor in January 1996. Prior to founding Digital Harbor, Mr. Cooper served for two years as Vice President of Worldwide Marketing and Business Development for Novell, Inc., a provider of director-enabled networking software. Mr. Cooper also serves as a director of National Tech Team Inc., a multi-national provider of desktop management services to national and multi-national governmental entities and service organizations and a number of Fortune 500 companies.

    LYNDON L. RICKS was appointed to serve as a director of Sento in October 1999. Since 1992, Mr. Ricks has been an attorney in private practice with the law firm of Kruse, Landa & Maycock, L.L.C., located in Salt Lake City, Utah. Prior to undertaking his present position, Mr. Ricks was engaged in the private practice of law with two firms located in Salt Lake City, Utah from 1982 until 1993. Mr. Ricks' legal practice is focused on securities compliance, mergers and acquisitions, corporate matters and general business transactions. Mr. Ricks served as a chairman of the Securities Section of the Utah State Bar from 1996 to 1997.

COMMITTEES AND MEETINGS

    The Board of Directors has formed a standing Audit Committee, the members of which are Kim A. Cooper, Kieth E. Sorenson, and Lyndon L. Ricks. The Audit Committee held one meeting during the fiscal year ended March 31, 2000. The Audit Committee's functions include the recommendation of the Company's independent auditors and the review of the Company's internal accounting and financial practices and controls, and all services performed by the Company's independent auditors.

    The Board of Directors has also formed a standing Compensation Committee, the members of which are Kim A. Cooper, Kieth E. Sorenson, and Dennis L. Herrick. The Compensation Committee held two meetings during the fiscal year ended March 31, 2000. The Compensation Committee currently serves as the committee that administers the Plan and the Company's 1999 Omnibus Stock Incentive Plan (the "Incentive Plan").

    During the fiscal year ended March 31, 1999, the Board of Directors held twelve meetings. No director attended fewer than 75% of the total number of meetings of the Board and of the committees on which he served. The Company does not maintain a standing nominating committee of the Board of Directors.

DIRECTOR COMPENSATION

    Non-employee directors of the Company receive compensation of $1,500 for attendance at each Board meeting, $750 for each telephonic Board meeting, and $1,000 for each committee meeting not held in conjunction with a regular Board meeting ($500 if the committee meeting is held in conjunction with a Board meeting). In addition, upon appointment to the Board each non-employee director is granted an option to purchase 30,000 shares of Common Stock (vesting in four increments of 7,500 shares per year) and in connection with each annual meeting of the Company's shareholders each non-employee director is granted an option to purchase 5,000 shares of Common Stock (vesting in four increments of 1,250 shares per year). All directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings

                               EXECUTIVE OFFICERS

    In addition to Messrs. Herrick and Filler, whose biographies are set forth above, certain biographical information is furnished below with respect to the following executive officers of the Company and its subsidiaries:

    RONNIE JOHANSEN, 39, has served as the Vice President of Operations of Sento since September 1999. Prior to his appointment as Vice President of Operations, Mr. Johansen served as the Vice President of Sento Technical Services from
July 1998 until September 1999. Prior to joining Sento, Mr. Johansen served as Director of Customer Service for Novonyx, Inc., a joint venture formed by Novell, Inc. and Netscape Inc., from July 1997 until May 1998 and as a Director of EMEA Technical Services for Novell, Inc. in the Netherlands from
November 1994 until July 1996. From August 1996 to July 1998, Mr. Johansen worked as an independent consultant for several international business ventures. He was also employed as Director of International Development for WordPerfect Corporation from 1987 until 1994. Mr. Johansen received a B.A. degree in Russian Studies from Brigham Young University.

    BRIAN W. BRAITHWAITE, 39, has served as Vice President and General Manager of Sento Training Division since February 2000. Prior to his appointment as Vice President and General Manager, Mr. Braithwaite served as Vice President of Business Development from February 1998 to January 2000. In addition,
Mr. Braithwaite served as Vice President of Operations from January 1996 to February 1998. Mr. Braithwaite is a founder of Spire Technologies, Inc. in 1986, the predecessor to Sento Corporation. Mr. Braithwaite serves as a director of several private high-tech and entrepreneurial companies.

    STANLEY J. CUTLER, 58, has served as Sento's Corporate Controller since November 1998 and as Corporate Secretary since July 1999. Previously he was interim Vice President of Finance for Portola Packaging, a manufacturer of closures for plastic containers with revenues of $200 million, from December 1997 to November 1998. Mr. Cutler served as Controller for Diamond Multimedia Systems, Inc., a multimedia and computer graphics and modem company, from January 1995 to November 1997. Mr. Cutler has many years of experience as controller and vice president of finance for high-tech companies in Silicon Valley. Mr. Cutler is a certified public accountant and began his career in accounting at Peat Marwick Mitchell & Co. in San Francisco, California.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table provides certain summary information concerning the compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer, as well as all other executive officers of the Company whose aggregate compensation for the fiscal year ended March 31, 2000 exceeded $100,000 (collectively, the "Named Executive Officers"). Upon Mr. Sorenson's resignation on April 22, 1999, Mr. Coombs was appointed to serve as the Company's Chief Executive Officer. Upon Mr. Coombs' resignation on March 2, 2000, Mr. Herrick was appointed to serve as the Company's Chief Executive Officer.

                                                                                 LONG-TERM COMPENSATION
                                                                           ----------------------------------
                                        ANNUAL COMPENSATION                        AWARDS            PAYOUTS
                           ---------------------------------------------   -----------------------   --------
                                                               OTHER       RESTRICTED   SECURITIES                  ALL
                                                               ANNUAL        STOCK      UNDERLYING     LTIP        OTHER
NAME AND                               SALARY     BONUS     COMPENSATION    AWARD(S)     OPTIONS     PAYOUTS    COMPENSATION
PRINCIPAL POSITION           YEAR       ($)        ($)          ($)           ($)          (#)         ($)          ($)
------------------         --------   --------   --------   ------------   ----------   ----------   --------   ------------
Dennis L. Herrick........    2000       6,462     30,000            --          --           --         --              --
  Chief Executive            1999          --         --            --          --           --         --              --
  Officer(1)                 1998          --         --            --          --           --         --              --

Arthur F. Coombs, III....    2000     102,231         --            --          --           --         --         212,278
  Chief Executive Officer    1999      99,154    100,000            --          --           --         --              --
  (Former)(2)                1998          --         --            --          --           --         --

Kieth E. Sorenson........    2000      13,846         --       110,000          --           --         --              --
  Chief Executive Officer    1999     120,000         --            --          --           --         --              --
  (Former) and Chairman      1998      34,462    100,000            --          --           --         --              --
  of the Board(3)

Keith D. Barr............    2000      94,728         --            --          --           --         --         139,391
  Chief Information          1999      76,328         --            --          --           --         --              --
  Officer (Former)(4)        1998          --         --            --          --           --         --              --

Stanley J. Cutler........    2000      92,308     15,000            --          --           --         --              --
  Secretary and Corporate    1999      27,104         --            --          --           --         --              --
  Controller(5)              1998          --         --            --          --           --         --              --

Gary B. Filler...........    2000          --         --       102,000          --           --         --              --
  Acting Chief Financial     1999          --         --         8,500          --           --         --              --
  Officer(6)                 1998          --         --            --          --           --         --              --

------------------------

(1) Mr. Herrick joined the Company in March 2000 with a base salary of $120,000.

(2) Amount shown as other compensation for Mr. Coombs represents the amount of realized gain from the exercise of non-qualified stock options during the year ended March 31, 2000.

(3) Amount shown as other annual compensation for Mr. Sorenson represents payments made by the Company pursuant to a consulting agreement with Mr. Sorenson (See "Employment Agreements and Change of Control Arrangements").

(4) Amount shown as other compensation for Mr. Barr represents the amount of realized gain from the exercise of non-qualified stock options during the year ended March 31, 2000.

(5) Mr. Cutler joined the Company in November 1998 with a base salary of $85,000.

(6) Amount shown as other annual compensation for Mr. Filler represents payments made by the Company pursuant to a consulting agreement with Mr. Filler (See "Employment Agreements and Change of Control Arrangements").

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth individual grants of options to acquire shares of Common Stock made to the Named Executive Officers during the fiscal year ended March 31, 2000.

                                                                                            POTENTIAL REALIZABLE
                                               PERCENT OF TOTAL                               VALUE AT ASSUMED
                                                   OPTIONS                                  ANNUAL RATES OF STOCK
                                                   GRANTED                                 PRICE APPRECIATION FOR
                                                 TO EMPLOYEES                                    OPTION TERM
                                    OPTIONS           IN          EXERCISE   EXPIRATION    -----------------------
NAME                                GRANTED      FISCAL YEAR       PRICE        DATE          5%           10%
----                                --------   ----------------   --------   -----------   ---------   -----------
Kieth E. Sorenson.................  100,000            5%          $1.75     Apr, 2004     $ 48,349    $  106,839

Kieth E. Sorenson.................   30,000            2%          $1.75     Apr, 2004     $ 14,505    $   32,052

Arthur F. Coombs, III.............  400,000           20%          $1.75     Apr, 2009     $440,226    $1,115,620

Gary B. Filler....................  100,000            5%          $6.25     Jan, 2005     $172,676    $  381,569

Gary B. Filler....................    5,000            0%          $2.38     Aug, 2004     $  3,288    $    7,265

Keith D. Barr.....................  250,000           13%          $1.75     Apr, 2009     $275,141    $  697,262

Stanley J. Cutler.................  100,000            5%          $1.75     Apr, 2009     $110,057    $  278,905

Dennis L. Herrick.................  325,000           17%          $4.50     Dec, 2009     $919,758    $2,330,848

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

    The following table sets forth the aggregate value of unexercised options to acquire shares of Common Stock held by the Named Executive Officers on March 31, 2000 and the value realized upon the exercise of options during the fiscal year ended March 31, 2000.

                                                                       NUMBER OF         VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS AT
                                                                   AT FY END 2000(2)       FY END 2000($)(3)
                               SHARES ACQUIRED       VALUE           EXERCISABLE/            EXERCISABLE/
NAME                             ON EXERCISE     REALIZED($)(1)      UNEXERCISABLE           UNEXERCISABLE
----                           ---------------   --------------   -------------------   -----------------------
Arthur F. Coombs, III(4).....      50,000           $212,278        102,265/262,744       $455,357/$1,199,018

Kieth E. Sorenson............          --                 --         113,829/16,171       $   526,459/$74,791

Keith D. Barr(5).............      30,000           $139,391         65,485/164,515       $  291,150/$750,100

Dennis L. Herrick............          --                 --             --/325,000       $       --/$609,375

Stanley J. Cutler............          --                 --         60,416/139,584       $  254,424/$595,576

Gary B. Filler...............          --                 --        111,848/123,152       $   521,563/$84,662

------------------------

(1) Calculated based on the difference between the exercise price and the value of the shares as of the date acquired.

(2) Includes shares of Common Stock subject to options exercisable within 60 days of March 31, 2000.

(3) Calculated based on the difference between the exercise price and the price of a share of Common Stock on March 31, 2000. The price of the Common Stock on March 31, 2000 was $6.375 per share (as reported on the Nasdaq (SmallCap) Stock Market).

(4) Represents compensation recorded for Mr. Combs as a result of the grant and exercise of 50,000 options during the fiscal year ended March 31, 2000.

(5) Represents compensation recorded for Mr. Barr as a result of the grant and exercise of 30,000 options during the fiscal year ended March 31, 2000.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

    Kieth E. Sorenson resigned as Chief Executive Officer on April 22, 1999, a position he held since December 1, 1997. Upon his resignation, options previously granted to Mr. Sorenson to purchase 900,000 shares of Common Stock were canceled. Mr. Sorenson was granted options to purchase 100,000 shares of Common Stock in April of 1999 as an incentive to remain in his capacity as Chairman of the Board. In April 1999, Mr. Sorenson entered into a one-year consulting agreement with the Company, whereby he was paid $10,000 per month. The consulting agreement expired in April 2000.

    The Incentive Plan provides that upon a change in control of the Company and a subsequent relocation, termination or reassignment of a participant in the Incentive Plan within one year, the options granted to such participant immediately vest and become exercisable. The Named Executive Officers are among the participants in the Incentive Plan.

    On March 30, 1999, the Company contracted with Gary B. Filler to act as Executive Vice President and Chief Financial Officer of the Company. Mr. Filler is paid $8,500 per month under the contract, which is cancelable by either party at any time. In addition, during the fiscal year ended March 31, 2000, the Company granted to Mr. Filler options to purchase an aggregate of 100,000 shares and 5,000 shares of Common Stock at exercise prices of $6.25 and $2.38 per share, respectively.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In addition to the employment agreements, change of control arrangements and consulting agreement noted above, on March 2, 2000, the Company and EchoPass Corporation, a Delaware corporation ("EchoPass"), closed the transactions contemplated by an Amended and Restated Contribution Agreement dated as of March 1, 2000, between the Company and EchoPass (the "Contribution Agreement"). The transactions consummated pursuant to the Contribution Agreement as well as transactions involving EchoPass that closed on or about March 2, 2000 (collectively, the "EchoPass Transactions") included: (i) the transfer by the Company of certain technology developed or acquired by or licensed to the Company (the "Technology") to EchoPass in exchange for 4,000,000 shares of the Series A Convertible Preferred Stock, $.0001 par value per share, of EchoPass (the "EchoPass Series A Preferred"), representing approximately 26% of the issued and outstanding shares of the common stock of EchoPass (the "EchoPass Common Stock") on a fully-diluted basis, (ii) the execution by the Company and EchoPass of a Services Agreement, dated as of March 1, 2000, enabling the Company to utilize the Technology (at most favored customer pricing) in developing its existing and future eCustomer Contact Centers; (iii) the transfer by the Company of certain tangible assets, consisting primarily of computer equipment, to EchoPass in exchange for EchoPass' payment of $1,141,000 in cash to the Company; and (iv) the resignation of certain former employees of the Company, including Arthur F. Coombs, III, formerly the Company's Chief Executive Officer, who became employees of EchoPass.

    Certain directors and officers of the Company had material relationships with EchoPass on the closing date of the EchoPass Transactions. In particular, EchoPass was formed by certain directors, officers and employees of the Company. Furthermore, certain existing directors and executive officers and other employees of the Company (including Messrs. Sorenson, Coombs, Barr and Filler) owned an aggregate of 915,000 shares of EchoPass Common Stock, representing an aggregate of approximately 6% of the issued and outstanding shares of EchoPass Common Stock as of such date on a fully-diluted basis. Messrs. Coombs and Barr each owned 275,000 shares of EchoPass Common Stock and Messrs. Sorenson and Filler each owned 100,000 shares of EchoPass Common Stock as of such closing date. To facilitate the transition associated with the EchoPass Transactions, the Company has retained Messrs. Coombs and Barr to provide transition services until July 15, 2000 and has allowed their outstanding stock options to vest through that date. In addition, prior to such closing date, three of the Company's directors, Messrs. Sorenson, Coombs and Filler, also served as directors of EchoPass.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

PRINCIPAL HOLDERS

    The following table sets forth information as of June 1, 2000 with respect to the beneficial ownership of shares of the Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director or nominee, by each of the Named Executive Officers and by all directors and officers as a group. Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated. The percentages set forth below have been computed based on the number of outstanding securities, excluding treasury shares held by the Company, which was 8,314,851 shares of Common Stock as of June 1, 2000.

                                                                BENEFICIAL OWNERSHIP
                                                                 AS OF JUNE 1, 2000
                                                              -------------------------
                                                              NUMBER OF      PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                           SHARES        OF CLASS*
------------------------------------                          ---------      ----------
Common Stock:

  Clemons F. Walker.........................................   449,600(1)           5%
  748 Rising Star
  Henderson, NV 89104

  Dennis L. Herrick.........................................        --              **

  Gary B. Filler............................................   158,848(2)           2%

  Stanley J. Cutler.........................................   105,057(3)           1%

  Kieth E. Sorenson.........................................   113,829(4)           1%

  Lyndon L. Ricks...........................................    10,338(5)           **

  Kim A. Cooper.............................................     5,735(6)           **

  All officers and directors as a group (8 persons).........   762,473(7)           9%

------------------------

* Beneficial ownership as a percentage of the class for each person holding options, warrants or other rights exercisable within 60 days of June 1, 2000 has been calculated as though shares of Common Stock subject to such options were outstanding, but such shares have not been deemed outstanding for the purpose of calculating the percentage of the class owned by any other person.

**  Represents less than 1% of the outstanding shares of Common Stock.

(1) Includes presently exercisable warrants to purchase 50,000 shares of Common Stock, 250,900 shares of Common Stock held in the name of the Walker Family Trust, and presently exercisable warrants to purchase 50,000 shares of Common Stock held in the name of the Walker Family trust.

(2) Includes 32,000 shares of Common Stock and 10,000 shares of Common Stock subject to presently exercisable warrants held by G.T. Investments, of which Mr. Filler is the sole shareholder, and presently exercisable options to purchase 111,848 shares of Common Stock.

(3) Includes presently exercisable options to purchase 68,750 shares of Common Stock and presently exercisable warrants to purchase 10,000 Shares of Common Stock.

(4) Includes presently exercisable options to purchase 113,829 shares of Common Stock.

(5) Includes presently exercisable options to purchase 6,338 shares of Common Stock.

(6) Includes presently exercisable options to purchase 5,735 shares of Common Stock.

(7) Includes presently exercisable options to purchase 322,749 shares of Common Stock and presently exercisable warrants to purchase 20,000 shares of Common Stock.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, as well as persons who beneficially own more than ten percent of the Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers. Reporting persons are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that no forms other than the following were delinquent or were not filed during the most recent fiscal year or prior years (to the extent not previously disclosed):

    Mr. Robert K. Bench failed to file a Form 4 due on June 10, 1999. Mr. Bench filed the delinquent Form 4 with the SEC on September 1, 1999. Mr. Keith D. Barr failed to file a Form 3 due on May 1, 1999. Mr. Barr filed the delinquent
Form 3 with the SEC on May 18, 1999. Mr. Kim A. Cooper failed to file a Form 3 due on August 29, 1999. Mr. Cooper filed the delinquent Form 3 with the SEC on February 28, 2000. Mr. Gary B. Filler failed to file a Form 4 due on July 10, 1999. Mr. Filler filed the delinquent Form 4 with the SEC on July 20, 1999.
Mr. Dennis Herrick failed to file a Form 3 due on March 17, 2000. Mr. Herrick filed the delinquent Form 3 with the SEC on April 7, 2000.

      AMENDMENT TO THE SENTO CORPORATION 1996 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

    On April 18, 1996, the Board of Directors adopted, subject to shareholder approval, the Sento Corporation 1996 Employee Stock Purchase Plan (the "Original Plan"), pursuant to which employees of the Company could purchase shares of the Common Stock under a plan governed by Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The first offering under the Original Plan commenced on April 15, 1996, subject to shareholder approval. The shareholders of the Company approved the Original Plan on September 10, 1996. On July 15, 1999, the Board of Directors amended and restated the Original Plan in the form of the Plan. The following description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text thereof.

AMENDMENT

    On April 18, 2000, the Board approved an amendment to the Plan providing for an increase in the maximum number of shares of Common Stock available for issuance under the Plan from 200,000 to 500,000 (the "Amendment"). The Board's adoption of the Amendment is subject to ratification and approval by the shareholders of the Company at the Annual Meeting.

DESCRIPTION OF THE PLAN

    PURPOSE. The purpose of the Plan is to provide a method whereby employees of the Company and certain of its subsidiaries will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. The Board of Directors believes that the Plan is important because it provides incentives to present and future employees of the Company by allowing them to share in the growth of the Company. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code.

    ADMINISTRATION. The Plan is administered by a committee (the "Committee") of the Board of Directors consisting of no fewer than two members of the Board of Directors. The Committee is presently composed of the Compensation Committee of the Board of Directors. The Committee has the authority to interpret and construe all provisions of the Plan and to make all decisions and determinations relating to the operation of the Plan.

    DURATION. The Plan became effective upon its adoption by the Board of Directors and will remain in effect until September 30, 2009 unless terminated earlier by the Board of Directors. No termination of the Plan may adversely affect the rights of any employee with respect to outstanding options under the Plan without the consent of the employee.

    SHARES SUBJECT TO PLAN. Subject to shareholder ratification of the Amendment, the Plan's maximum share limitation will be increased to 500,000 shares. The maximum number of shares of Common Stock which may be issued under the Original Plan is 200,000 shares. In the event the outstanding shares of Common Stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, the maximum number of shares available for issuance under the Plan shall be proportionately adjusted; provided, however, no adjustment shall be made for stock dividends (as defined in the Plan).

    ELIGIBILITY. Participation in the Plan is limited to employees of the Company and its subsidiaries who have completed ninety (90) days of continuous employment with the Company since their most recent employment commencement date. Employees who own five percent (5%) or more of the voting stock of the Company, however, may not participate in the Plan. As of the Board's adoption of the Amendment, there were approximately 345 employees eligible to participate in the Plan.

    OFFERINGS UNDER THE PLAN. The Plan provides for a series of twenty-seven semi-annual offerings commencing on April 1(st) and October 1(st), respectively, in each of the years during the term of the Plan, and terminating on the succeeding September 30th and March 31st, respectively.

    GRANTING OF OPTIONS. On the applicable offering commencement date, a participating employee will be deemed to have been granted an option to purchase, on the offering termination date, a maximum number of shares of Common Stock equal to 15% of the employee's projected base pay for the offering period divided by 85% of the fair market value (as hereinafter defined) of Common Stock on the applicable offering commencement date. No employee will be granted an option (a) if such employee would own or have the right to purchase 5% or more of the total combined voting power of the Company or (b) which permits him or her to purchase in excess of $25,000 of Common Stock per calendar year.

    PARTICIPATION IN AN OFFERING. An individual who is an eligible employee at the beginning of an offering may elect to participate in such offering by submitting to the Company the prescribed form authorizing the Company to make deductions from his or her pay on each payday during the time the employee is a participant at any rate designated by the employee, but not exceeding 15% of the employee's base pay. All such payroll deduction contributions will be held in a non-interest bearing account. An employee's option to purchase Common Stock will be deemed to have been exercised automatically on the offering termination date applicable to such offering, unless the employee gives written notice to the Company to withdraw such payroll deductions. The option will be deemed to have been exercised for the purchase of the number of full shares of Common Stock which the amount in the account will purchase (but not in excess of the maximum number of shares for which an option has been granted to the employee), and any excess in the account will be returned to the employee.

    EXERCISE PRICE OF OPTIONS. The price per share to be paid by participants under the Plan shall be the lesser of (a) 85% of the fair market value of the Common Stock on the applicable offering commencement date or (b) 85% of the fair market value of the Common Stock on the applicable offering termination date. The fair market value of the Common Stock shall be the average of the high and low bid prices as quoted on the "Pink Sheets," the OTC Bulletin Board, or similar service on the applicable date or the nearest prior business day on which such quotes are available, or, if the Common Stock is listed on an exchange or automated quotation system, the closing sales price as reported on such exchange or automated quotation system on the applicable date or the nearest prior business day on which shares of the Common Stock traded. The closing price of the Common Stock in the Nasdaq (Small Cap) Stock Market, as reported by the National Quotation Bureau on March 31, 2000 was $6.375.

    WITHDRAWAL; TERMINATION OF EMPLOYMENT. Upon withdrawal by a participating employee prior to an offering termination date or the termination of a participant's employment for any reason during an offering, including retirement and death, the option granted to such employee shall immediately terminate in its entirety, and the payroll deductions or other contributions credited to the participant's account shall be returned to the participant, or, in the case of death, his designated beneficiary, and shall not be used to purchase shares of Common Stock under the Plan.

    AMENDMENT AND TERMINATION. The Plan provides that the Board of Directors may amend or terminate the Plan or any portion thereof at any time; provided, however, that no amendment may be made without shareholder approval if such amendment would (a) increase the maximum number of shares of Common Stock that may be issued under any offering (except adjustments upon changes in the Company's capitalization), or (b) amend the eligibility requirements of the Plan or allow members of the Committee to purchase shares of Common Stock under the Plan. No termination, modification, or amendment of the Plan may, without the consent of an employee then having an option under the Plan to purchase Common Stock, adversely affect the rights of such employee under such option.

    GENERAL PROVISIONS. No participant or his or her legal representatives, legatees or distributees will be deemed to be the holder of any shares of Common Stock subject to an offering until the option has been exercised and the purchase price for the shares has been paid. No payroll deductions credited to a participant's stock purchase account nor any rights with regard to the exercise of an option to purchase shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by a participant other than by will or the laws of descent and distribution. Options under the Plan will be exercisable during a participant's lifetime only by the participant.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following tax discussion is a brief summary of federal income tax law applicable to the Plan. The discussion is intended solely for general information and omits certain information which does not apply generally to all participants in the Plan.

    GRANT OF OPTIONS. In the opinion of the Company, the Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 of the Code. As such, a recipient of options under the Plan incurs no income tax liability, and the Company obtains no deduction, from the grant of the options. The payroll deductions and other contributions by a participant to his account, however, are made on an after-tax basis. Participants will not be entitled to deduct or exclude from income or social security taxes any part of their payroll deductions.

    EXERCISE OF OPTIONS. An employee will not be subject to federal income tax upon the exercise of an option granted under the Plan, nor will the Company be entitled to a tax deduction by reason of such exercise. The employee will have a cost basis in the shares of Common Stock acquired upon such exercise equal to the option exercise price.

    DISPOSITION OF SHARES ACQUIRED UNDER THE PLAN. In order to defer taxation on the difference between the fair market value and exercise price of shares acquired upon exercise of an option, the employee must hold the shares during a holding period which runs through the later of one year after the option exercise date or two years after the date the option was granted. The only exceptions are for dispositions of shares upon death, as part of a tax-free exchange of shares in a corporate reorganization, into joint tenancy with right of survivorship with one other person, or the mere pledge or hypothecation of shares.

    If an employee disposes of stock acquired under the Plan before expiration of the holding period in a manner not described above, such as by gift or ordinary sale of such shares, the employee must recognize as ordinary compensation income in the year of disposition the difference between the exercise price and the stock's fair market value as of the date of exercise. This amount must be recognized as income even if it exceeds the fair market value of the shares as of the date of disposition or the amount of the sales proceeds received. The Company will be entitled to a corresponding compensation expense deduction.

    Disposition of shares after expiration of the required holding period (including disposition upon death) will result in the recognition of gain or loss in the amount of the difference between the amount realized on the sale of the shares and the exercise price for such shares. Any loss on such a sale will be a long-term capital loss. Any gain on such a sale will be taxed as ordinary income up to the amount of the difference between exercise price and the stock's fair market value as of the date of exercise with any additional gain taxed as a long-term capital gain.

VALUE OF BENEFITS

    The Company is unable to determine the amount of benefits that may be received by participants under the Plan if the Amendment is adopted, as participation is discretionary with each employee.

CERTAIN INTERESTS OF DIRECTORS

    In considering the recommendation of the Board of Directors with respect to the Amendment, shareholders should be aware that the members of the Board of Directors have certain interests, which may present them with conflicts of interest in connection with such proposal. As discussed above, all employees, including directors who are employees of the Company, are eligible to purchase Common Stock under the Plan. The Board of Directors recognizes that adoption of the Amendment may benefit certain directors of the Company and their successors, but believes that approval of the Amendment will advance the interests of the Company and its shareholders by encouraging employees of the Company to make significant contributions to the long-term success of the Company.

RECOMMENDATION OF BOARD OF DIRECTORS

    The Board of Directors believes the Amendment is in the best interests of the Company, and therefore, unanimously recommends that the shareholders vote FOR approval of the Amendment and the provision therein for the increase in the shares of Common Stock available for issuance under the Plan from 200,000 to 500,000.

          RATIFICATION OF SELECTION OF AUDITOR AND CHANGES IN AUDITOR

    The Audit Committee has recommended, and the Board of Directors has selected, the firm of Ernst & Young LLP ("E&Y") of Salt Lake City, Utah, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending March 31, 2001, subject to ratification by the shareholders. The Board of Directors anticipates that one or more representatives of E&Y will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    KPMG LLP ("KPMG"), the independent public auditors retained by the Company for the fiscal year ended March 31, 1999 and the interim period through June 30, 1999, were dismissed on November 24, 1999. The decision to change the Company's independent public auditors was recommended by management and approved by the audit committee of the Board of Directors. In connection with the audits of the fiscal years ended March 31, 1999, and the subsequent interim period through June 30, 1999, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement if not resolved to KPMG's satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. The audit reports of the Company's principal accountants on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended March 31, 1999, with respect to KPMG, and 2000, with respect to E&Y, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

    Pursuant to the recommendation of management and the approval of the audit committee of the Board of Directors, the Company determined to retain the services of E&Y to audit the financial statements of the Company. No consultations occurred between the Company and E&Y during the two fiscal years and any interim period preceding the appointment of E&Y regarding the application of accounting principles, the type of audit opinion that might be rendered or other accounting, auditing or financial reporting issue.

    The Company has requested that KPMG and E&Y review the foregoing disclosure regarding the change in the Company's accountants, and that to the extent required by the regulations promulgated by the SEC, they express an opinion on whether they agree with such disclosures. E&Y was not required to provide a response pursuant to such regulations. KPMG's response is set forth below:

       We were previously principal accountants for Sento Corporation and, under the date of March 31, 1999, we reported on the consolidated financial statements of Sento Corporation and subsidiaries as of and for the years ended March 31, 1999 and 1998. On November 24, 1999, our appointment as principal accountants was terminated. We have read Sento Corporation's statements included under the caption Ratification of Selection of Auditor and Changes in Auditor in its Proxy Statement with respect to its Annual Meeting of Shareholders scheduled to be held on July 18, 2000, and we agree with such statements, except we are not in a position to agree or disagree with Sento Corporation's statement that the change was recommended and approved by the audit committee or that no consultations occurred between the Company and Ernst & Young LLP regarding the application of accounting principles or the type of opinion that might be rendered.

    The Board of Directors recommends that shareholders vote FOR ratification of the appointment of E&Y as the Company's independent auditor.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

                           PROPOSALS OF SHAREHOLDERS

    In order to be included in the proxy statement and form of proxy relating to the Company's annual meeting of shareholders to be held in 2001, proposals which shareholders intend to present at such annual meeting must be received by the corporate secretary of the Company, at the Company's executive offices, 808 East Utah Valley Drive, American Fork, Utah 84003, no later than May 26, 2001.

                             ADDITIONAL INFORMATION

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON FROM WHOM A PROXY IS SOLICITED BY THE BOARD OF DIRECTORS, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED MARCH 31, 2000, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO (AS WELL AS EXHIBITS THERETO, IF SPECIFICALLY REQUESTED), REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO STANLEY J. CUTLER, CORPORATE SECRETARY AND CONTROLLER OF THE COMPANY, AT 808 EAST UTAH VALLEY DRIVE, AMERICAN FORK, UTAH 84003.

                                     PROXY
                               SENTO CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Gary B. Filler and Stanley J. Cutler, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of Sento Corporation, a Utah corporation (the "Company"), held of record by the undersigned on June 16, 2000 at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 808 East Utah Valley Drive, American Fork, Utah 84003, on July 18, 2000, at 10:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

1.   ELECTION OF DIRECTORS, each to   FOR all nominees listed below
     serve until the next annual      (except as marked to the contrary below) / /
     meeting of shareholders of the
     Company and until their
     respective successors shall
     have been duly elected and
     shall qualify.

1.   WITHHOLD AUTHORITY
     to vote for all nominees listed below / /

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below)

KIETH E. SORENSON                  DENNIS HERRICK                 GARY B. FILLER
                  KIM A. COOPER                 LYNDON L. RICKS

2. PROPOSAL TO APPROVE AND RATIFY an amendment to the Sento Corporation 1996 Employee Stock Purchase Plan (Amended and Restated) (the "Plan") to increase the maximum number of shares of Common Stock, par value $.25 per share, of the Company available for issuance under the Plan from 200,000 to 500,000.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. PROPOSAL TO RATIFY the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2001.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

                          (CONTINUED ON REVERSE SIDE)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE AND FOR THE PROPOSAL TO APPROVE AND RATIFY THE AMENDMENT TO THE SENTO CORPORATION 1996 EMPLOYEE STOCK PURCHASE PLAN DESCRIBED ABOVE.

    Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.

                                             DATED: ______________________, 2000

                                             ___________________________________
                                             Signature

                                             ___________________________________
                                             Signature if held jointly

                                             (Please sign above exactly as the
                                             shares are issued. When shares are
                                             held by joint tenants, both should
                                             sign. When signing as attorney,
                                             executor, administrator, trustee or
                                             guardian, please give full title as
                                             such. If a corporation, please sign
                                             in full corporate name by president
                                             or other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.)